2/13/2015 to Current

Introduction
Policy

Great Lakes Advisors, LLC is a registered investment adviser with the U.S. Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 (Advisers Act).

Our firm has a strong reputation based on the professionalism and high standards of the firm and our employees. The firm’s reputation and our advisory client relationships are the firm’s most important asset.

As a registered adviser, and as a fiduciary to our advisory clients, our firm has a duty of loyalty and to always act in utmost good faith, place our clients’ interests first and foremost and to make full and fair disclosure of all material facts and in particular, information as to any potential and/or actual conflicts of interests.

As a SEC registered adviser, Great Lakes Advisors, LLC and our employees are also subject to various requirements under the Advisers Act and rules adopted under the Advisers Act and our Code of Ethics. These requirements include various anti- fraud provisions, which make it unlawful for advisers to engage in any activities which may be fraudulent, deceptive or manipulative.

These antifraud provisions include the SEC Compliance Programs of Investment Companies and Investment Advisers (Compliance Programs Rule) (SEC Rule 206 (4)- 7) which requires advisers to adopt a formal compliance program designed to prevent, detect and correct any actual or potential violations by the adviser or its supervised persons of the Advisers Act, and other federal securities laws and rules adopted under the Advisers Act.

Elements of Great Lakes Advisors, LLC's compliance program include the designation of a Chief Compliance Officer, adoption and annual reviews of these IA Compliance Policies and Procedures, training, and recordkeeping, among other things.

Our IA Policies and Procedures cover Great Lakes Advisors, LLC and each officer, and all employees who are subject to Great Lakes Advisors, LLC's supervision and control (Supervised Persons).

Our IA Policies and Procedures are designed to meet the requirements of the SEC IA Compliance Programs Rule and to assist the firm and our Supervised Persons in preventing, detecting and correcting violations of law, rules and our policies.

Our IA Policies and Procedures cover many areas of the firm’s businesses and compliance requirements. Each section provides the firm’s policy on the topic and provides our firm’s procedures to ensure that the particular policy is followed.

Great Lakes Advisors, LLC's Chief Compliance Officer is responsible for administering our IA Policies and Procedures.

Compliance with the firm’s IA Policies and Procedures is a requirement and a high priority for the firm and each person. Failure to abide by our policies may expose you and/or the firm to significant consequences which may include disciplinary action, termination, regulatory sanctions, potential monetary sanctions and/or civil and criminal penalties.

The Chief Compliance Officer will assist with any questions about Great Lakes Advisors, LLC's IA Policies and Procedures, or any related matters. Further, in the event any employee becomes aware of, or suspects, any activity that is questionable, or a violation, or possible violation of law, rules or the firm’s policies and procedure, the Chief Compliance Officer is to be notified immediately.

Our IA Policies and Procedures will be updated on a periodic basis to be current with our business practices and regulatory requirements.

2/13/2015 to Current
Code of Ethics

Policy

Great Lakes Advisors, LLC, as a matter of policy and practice, and consistent with industry best practices  and SEC requirements (SEC Rule 204A- 1 under the Advisers Act and Rule 17j- 1 under the Investment Company Act, which is applicable if the firm acts as investment adviser to a registered investment company), has adopted a written Code of Ethics covering all supervised persons. Our firm's Code of Ethics requires high standards of business conduct, compliance with federal securities laws, reporting and recordkeeping of personal securities transactions and holdings, reviews and sanctions. The firm's current Code of Ethics, and  as amended, while maintained as a separate document, is incorporated by reference and made a part of  these Policies and Procedures.

The employee must report all such accounts to the firm and provide copies of all statements and confirms or reports of transactions on a regular basis to the firm’s Compliance Officer. All directors, officers and employees must abide by the Wintrust Wealth Management Code of Ethics.

1.Preamble. This Code of Investment Ethics ("Code") has been adopted by Great Lakes Advisors ("GLA") and Wayne Hummer Investments ("WHI") pursuant to and in recognition of the policies and requirements of Section 17(j) of the Investment Company Act of 1940 (the "Act") and Rule 17j- 1 thereunder, and Rule 204A- 1 under the Investment Advisers Act of 1940 (the "Advisers Act"). This Code is intended to be in furtherance of and not in limitation of the duties and responsibilities to the Companies of the persons subject to its provisions, whether arising by statute, regulation or otherwise.

2.  Definitions. Unless the context requires otherwise, the following definitions shall apply:

a. "Adviser" shall mean:

i. GLA, a Delaware Limited Liability Company that acts as the investment adviser and manager for regulated investment companies registered under the Act, as well as other, non- investment company advisory clients.

ii. WHI, a Delaware Limited Liability Company that acts as investment advisor to non- investment company Advisory Clients.

b.  " Funds" shall mean:

i. Any registered investment company for which GLA, or WHI acts as investment manager or sub- adviser.

ii. Any private fund for which GLA acts as Adviser or General Partner (including but not limited to the GLA Partners L.P.).

c.  "Access Person" shall mean:

i. Any director, officer, or employee of the Adviser (including interns, temporary, contract employees, and/or any company in a control relationship to the Adviser) who in connection with his or her regular functions or duties, makes, participates in, or has access to information regarding the purchase or sale of a security by the Funds or to or for the account of an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and 2

ii. Any director, officer, or employee of the Adviser (including interns, temporary, contract employees, and/or any company in a control relationship to the Adviser) who obtains information concerning recommendations made to the Fund or to or for the account of an Advisory Client with regard to the purchase or sale of a security.

d. "Advisory Client" shall mean any client (including investment companies, managed accounts, and trust accounts) for which GLA, or WHI, serves as an investment adviser, renders investment advice, or makes investment decisions.

e. "Beneficial Ownership" of a security by a person shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is subject to the provisions of Section 16 of that act and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires. For example, in addition to a person? fs own accounts the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing the person? fs home, or certain trusts under which the person or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

f.  "Companies" shall mean collectively GLA and WHI.

g.  "Control" shall have the same meaning as that set forth in Section 2(a) (9) of the Act.

h. "De Minimis Trade" shall mean the purchase or sale of 1000 or fewer shares of a High Volume Security.

i. "Ethics Committee" shall be the Compliance Department Staff.

j. "High Volume Security" shall mean a security of an issuer with a market capital value of $1 billion or more which, over a period of five (5) trading days prior to the time it is to be purchased or sold, had an average daily trading volume on a major United States securities exchange of 40,000 shares or more. 3

k. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

l. "Investment Personnel" shall mean a Person who makes or participates in decisions regarding the discretionary purchase or sale of securities by or on behalf of the Funds or an Advisory Client and any person such as an analyst or trader who directly assists in the process.

m. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.
n.  "Person" means any director, officer or employee of any of the Companies.

o. "Outside Director of the Adviser" means a director of the Adviser who would not be deemed to be an "Interested Person" of the Adviser, as the term "interested person" is defined in Section 2(a)(19)(B) of the Act for any reason other than the fact that the person

i. is a director of the Adviser and/or

ii. knowingly has any direct or indirect beneficial interest in securities issued by Wintrust Financial Corporation.

p. "Purchase or sale of a security" and "transaction" mean any acquisition or disposition (or agreement for the same) of a security and include the buying or writing of an option to purchase or sell a security.

q. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act and includes, without limitation, stocks, bonds, notes, bills and debentures and any interest commonly known as a security including investments in Limited Offerings. It shall not include shares of non- affiliated registered open- end investment companies, direct obligations of the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers? f acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high- quality short- term debt securities. The term "security" shall include any separate security:

i. which is convertible into, exchangeable for or which confers a right to purchase a security, or

ii. into which a security is convertible, for which it is exchangeable or which may be purchased upon the exercise of a right conferred by such security.

r. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. The fact that a security is included in a data base utilized by the Adviser shall not itself mean that a transaction in such security is being considered.

3. Statement of General Fiduciary Principles. While the Adviser believes that individual investment activities should be encouraged, their philosophy has always been to avoid conflicts of interest (or even the appearance of conflict) between client services, investment adviser transactions, and personal investments. This inevitably places some restrictions on the freedom in investment activities of persons associated with the Adviser. This Code of Ethics has been adopted to meet these concerns.

The general fiduciary principles governing this Code shall be that:

a. in any situation where the potential for conflict exists, transactions for clients must take precedence over personal transactions,

b. all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual? fs position of trust and responsibility,

c.  no person associated with the Adviser shall take inappropriate advantage of his or her position, and

d. the policy of the firm is to encourage long- term investing and discourage rapid trading or market timing strategies.

Should any situation arise not specifically governed by this Code, these general fiduciary principles shall govern the resolution of the matter. Accordingly, this Code shall be interpreted in furtherance of such general fiduciary principles and the general policies of Section 17(j) of the Act and Rule 17j- 1 thereunder, and Rule 204A- 1 of the Advisers Act.

Compliance with the Code of Ethics is a condition of employment/registration with the Adviser and willful violation of its provisions may be cause for termination of employment/registration. Taking into consideration all relevant circumstances, management of the entity employing the individual in question will determine what action is appropriate for any breach of its provisions, subject to the recommendation of the Ethics Committee as described below. The decision of management will also govern questions of interpretation arising under   this Code.

4.  Personal Securities Reporting by Access Persons.

The Code requires Access Persons to conduct any personal securities trading activities in compliance with the provisions of the code and to report their personal securities transactions and holdings to the Ethics Committee which is required to review these reports. If an Access Person is considered Investment Personnel, he/she is also subject to the pre- clearance requirements detailed in Section 6.a.:

a. Except as provided in Sections 4.b. of this Code, every Access Person shall report the information as described in Section 4.c. of this Code with respect to transactions in any security in which such  Access Person has, or by reason of such transaction acquires, any Beneficial Ownership; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control. A transaction by or for the account of the spouse, or any other family member living in the home is considered to be the same as a transaction by the Access Person. Also, a transaction for any account in which the Access Person has any economic interest (other than an economic interest arising solely from fees paid by an account of an unrelated client) and has or shares investment control is generally considered the same as a transaction by the Access Person.

b. An Outside Director of the Adviser need not report a transaction unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the Adviser, should have known at the time of the transaction that, within 15 days before or after the date of the transaction by the director, such security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

c. Every transaction report required under Section 4.a. shall be made no later than 30 days after the end of the calendar quarter through the Compliance 11 web- based personal trade monitoring system. Information captured shall include:

i.  Transaction Information (date, title, rate, maturity, quantity, nature, price)

ii.  Name of Broker where Brokerage Accounts are Held,

iii.  Date of the Report

iv.  Opening of New Brokerage Accounts

v.  Date the Account(s) was/were established.

Exception reports are generated to identify trades that did not obtain pre- clearance.

d. Each Access Person (except for Outside Directors) shall disclose to the Ethics Committee using the Compliance 11 web- based monitoring system all of his or her personal securities holdings at the time his or her employment commences (or upon becoming an Access Person) and annually thereafter. An initial holdings report shall be made within 10 days after the commencement of employment (or becoming an Access Person). Annual reports shall be made within 45 days after the end of the calendar year. The information contained in either report must be current as of a date within 45 days of the date of submission. Information captured shall include:

i.  Securities Held (title, quantity),

ii.  Name of Broker where Brokerage Accounts are Held, and

iii.  Date of the Report

e. The Companies shall identify all Access Persons who are under a duty to make reports to such entities pursuant to this Section 4 and shall inform such persons of such duty.

f. The Ethics Committee shall be responsible for implementing compliance procedures to review reports made pursuant to this Section.

5.  General Prohibitions.

a. No Access Person shall purchase or sell, directly or indirectly, for himself or any relative or associate, any security in which he has, or by reason of such transaction acquires, any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale:

i. Is being considered for purchase or sale by the Funds or an Advisory Client; or

ii.  Is being purchased or sold by the Funds or an Advisory Client;

iii. Until the Funds or the Advisory Clients transaction has been completed or consideration of such transaction is abandoned.

b. No Access Person or Investment Personnel shall subscribe to any Initial Public Offering ("IPO"), or sell short any security held by the Funds or the account of an Advisory Client, including "short sales against the box".

c. No Access Person shall sell any security or other property in which he has Beneficial Ownership to the Funds or the account of an Advisory Client or purchase any security or other property in which he acquires Beneficial Ownership by reason of the transaction from the Funds or the account of an Advisory Client except, in the case of the Funds, securities issued by the Funds.

d. No Access Person shall discuss with or otherwise inform others of any contemplated security transaction by the Funds or an Advisory Client, including nonpublic portfolio holdings information of the Funds, except in the performance of his or her duties of employment or in an official capacity and in no event for personal gain or for the benefit of others. No such person shall release information to dealers or brokers or otherwise (except to those concerned with a transaction) as to any investment portfolio changes on behalf of the Fund or an Advisory Client, proposed or in process, except:

i. when the disclosure results from the publication of a prospectus;

ii.  pursuant to the Funds Policy on Release of Portfolio Holdings;

iii. in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge; or

iv.  as legally required.

e. No Access Person or member of his or her immediate family shall receive gifts, entertainment, hospitality or other things of more than de minimis value from any unaffiliated person or entity that does business with or on behalf of the Fund. For the purpose of this Section, any such gifts or other things shall be considered de minimis if the aggregate fair market value of items received from a single entity do not exceed $250 in any calendar year. This Section shall not preclude an Access Person or any member of or her immediate family from receiving customary business amenities so long as such amenities are business related (e.g., a meal or reception in connection with a seminar is acceptable, while traveling or lodging expenses generally are not).

f. Trading on "inside information" is prohibited, under any and all circumstances. For more information, refer to the Companies policies on "inside information."

g. No Access Person or his or her spouse shall serve on the board of directors of a publicly traded company without first having received authorization of the Ethics Committee, based upon its determination that the board service would be consistent with the interests of the Funds and their shareholders.

h. Access Persons are forbidden from serving on the board of directors of a publicly traded company that is a portfolio holding.

i.  No Access Person shall:

i. Employ any device, scheme or artifice to defraud the Fund;

ii. Make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

iii. Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

iv.  Engage in any manipulative practice with respect to the Fund.

6.  Special Rules Applicable to Investment Personnel.

a. Investment Personnel must pre- clear every purchase or sale of a Security, including Limited Offerings in which said persons has a Beneficial Ownership unless they are excluded from pre- clearance per Section 7 sub- paragraphs (a) through (c). Securities transactions must be pre- cleared using the Compliance 11 web- based personal trade monitoring system. In granting or withholding approval of any purchase or sale of a security, the Ethics Committee shall give due consideration to the type of security involved, the number of shares or units of the security outstanding, whether the security is traded only over the counter or is listed on an exchange, the volume of trading in such security, the possible effect of the proposed transaction on the market price of the security, and any other factors it deems relevant. Any transaction for which preclearance was granted must be entered within 48 hours. A new request is required for transactions entered after that period. The Ethics Committee shall establish procedures to monitor investment activity of persons to whom pre- clearances have been granted.

b. All brokerage or commodity account relationships of Investment Personnel are to be disclosed to the Ethics Committee and instructions given to the brokers that a copy of each confirmation and account statement related to those accounts must be sent directly to the Ethics Committee. No Investment Personnel shall open or maintain personal accounts with the Adviser? fs institutional broker representatives other than WHI. The Ethics Committee shall receive, on a timely basis, copies of all transaction confirmations in such accounts as well as copies of periodic statements.

c.  Disclosure must be made by Investment Personnel to the Ethics Committee with respect to family members of Investment Personnel in the securities business who might be in a position to benefit as a result of the activities of Investment Personnel. It is prohibited for any Investment Personnel to influence the allocation of brokerage for direct or indirect personal or familial benefit. Such disclosure shall not be deemed evidence that any benefit has been conferred, directly or indirectly, by Investment Personnel on such family member.

d. Investment Personnel owning an equity security being added to a "buy list" or an "approved list" or having an option position in such security must disclose the fact of their ownership or position to the Ethics Committee. The Ethics Committee may require sale of the security or closure of the option position by the Investment Personnel to avoid the appearance of any impropriety. The Ethics Committee shall maintain a written record of such disclosures and any actions taken in response to them.

e. No Investment Personnel shall purchase or sell, directly or indirectly, for himself or any relative or associate, any security in which he or such relative or associate has, or by reason of such transaction acquires, any Beneficial Ownership (a "personal transaction") without first having obtained the prior approval of the Ethics Committee, as provided in Section 6.a.of this Code.

f. No Investment Personnel shall seek or accept favors of more than de minimis value (as defined in Section 5.e) or preferential treatment from broker- dealers or any special benefit or consideration because of his or her association with any of the Companies. To this end, no Investment Personnel  who is in a position to influence the placement of brokerage for the Fund or for the account of any Advisory Client shall subscribe to Limited Offerings other than for bona fide investment in accordance with the normal investment practice of such person or shall own beneficially any security of a  brokerage or investment banking firm (other than Wayne Hummer), and after having received specific approval of the Ethics Committee pursuant to Section 6.a. of this Code. Additionally, such person, who has received the approval required by the preceding sentence, and who purchases such security shall disclose such investment when he plays a part in any subsequent consideration of an investment in the securities of such issuer by the Fund or an Advisory Client, and any decision to so invest in the securities of such issuers shall further be subject to confirmation by personnel with no such personal interest in the matter.

g. No Investment Personnel shall buy or sell a security (other than through a "De Minimis Trade," which has been precleared by the Ethics Committee pursuant to Section 6.a. of this Code) within seven (7) calendar days before and after the Funds or an account of an Advisory Client that he or she manages trades in that security. Any profits realized on trades within the proscribed periods shall be disgorged.

h. If an Investment Personnel purchases and sells or sells and purchases at a profit, securities which are the same as or equivalent to those securities purchased by or at the direction of such Investment Personnel for or on behalf of the Funds or the account of an Advisory Client, within sixty (60) days of such Funds or Advisory Client transaction the personal transaction will be reviewed by the Ethics Committee which, after taking into consideration all relevant factors, may require that the profits from the personal transaction be disgorged.

i. Any profits disgorged under Section 6.g. or h., above, shall be paid over to a charity to be selected by the Companies in consultation with the Investment Personnel who realized such profits, subject to approval of the Ethics Committee.

7. Exempted Transactions. The prohibitions of Section 5(a) and Section 6 of this Code shall not apply to the following transactions:

a. Purchases or sales of Wintrust Financial Corporation's securities, or securities of any other affiliated entity of the Adviser.

b.  Purchases that are part of an automatic dividend reinvestment plan, or automatic investment plan.

c. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

d. Purchases or sales, which receive the prior approval of the Ethics Committee because they would be very unlikely to affect a highly institutional market or because they clearly are not related economically to the securities to be purchased, sold or held by the Funds or an Advisory Client. The decision of such Ethics Committee shall be final regarding any request for prior approval; provided however, in cases involving a director of the Adviser, the Ethics Committee may in its discretion refer the decision to the Board of Directors of the Adviser, and such Board shall act without the participation of any member who may be seeking such approval.

8.  Managed Portfolio Series Trustee Approval and Reports.

a. GLA will prepare an annual report to the Board of Trustees of the Funds that summarizes existing procedures concerning personal investing and any additional procedures adopted during the year; describes any material issues arising under the Code or such procedures since the last report, including but not limited to any material violations of the Code or such procedures and any sanctions imposed in response thereto; identifies material conflicts that arose during the year; identifies any recommended changes in existing restrictions or procedures based upon the Companies experience under this Code of Ethics, evolving industry practices, or developments in applicable laws or regulations; and certifies adoption of such procedures reasonably necessary to prevent Access Persons from violating the code of ethics and any other certifications as required by Rule 17j- 1.

b. The Companies shall submit this Code to the Board of Trustees of the Funds for approval within the time frames required by Rule 17j- 1. Any material changes to this Code shall be submitted to such board within six months of such change.

c. All reports required to be made hereunder shall be delivered to and preserved by the Companies in accordance with this Code and applicable regulations for the benefit of the entity for which such report is made.

d. All information contained in the reports filed pursuant to this Code shall be deemed confidential and shall not be disclosed to any person except:

i. the reporting person,

ii.  the Securities and Exchange Commission (SEC) or any representative thereof,

iii.  as required by law or legal process, or

iv. except as may be required by this Code or as may be necessary or advisable to administer and enforce the provisions of this Code.

9.  Political Contributions.

a. Political contributions for the purpose of obtaining or retaining advisory contracts with governments entities, i.e. "pay- to- play" is strictly prohibited, and annual attestation is required. The attestation is captured through the Compliance 11 web- based reporting system.

b.  Pre- clearance of all political contributions is required for all employees of GLA and WHI.

c. Employee/executive officer must certify that the contribution to an official or political party, including a political action committee, of a state or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity is not made for the purpose of obtaining/retaining engagement as an investment adviser by that government entity.

d. Additionally, covered associates may not coordinate or solicit any person or political action committee to make a contribution to a public fund or the public fund? fs pension funds that adviser is currently doing business with or is seeking to be business with.

e. Reports by employees to the CCO, or designee of the proposed political contribution should include current jurisdiction in which the candidate is seeking public office, the position that the official or candidate holds or is seeking, dollar amount or proposed contribution, and to whom the check would be payable.

f. New covered employees are also included and should disclose such political contributions from the time he/she begins employment with GLA and WHI. Compliance with the political contribution policy is a condition of employment.

g.  All pre- clearance reports and lists of political contributions (approved and not approved) are kept confidential.

h. Additionally and correspondingly, a list of all current public fund clients is maintained quarterly and reviewed in conjunction with political contributions.

i. Violations of the firm? fs political contribution policy are viewed as a violation of the Code of Ethics may result in disciplinary action as listed in Item 11 (including, but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment).

j.  All Companies will abide by the rules in the Code covered in this section.

10.  Recordkeeping. The Companies shall maintain the following records in the manner specified:

a. A copy of this Code and any amendment thereof which is or at any time within the past five years has been in effect shall be preserved in an easily accessible place;

b. A record of any violation of this Code, or any amendment thereof, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

c. A copy of each report made by an Access Person pursuant to this Code shall be preserved by the entity receiving the report for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

d. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

e. A list of the names of all persons who are, or within the past five years, have been, responsible for reviewing the reports filed pursuant to Section 4 of this Code shall be maintained in an easily accessible place.

f. A record of any approvals granted pursuant to Section 6.a. shall be preserved for a period of five years from the end of the fiscal year in which such approval is given.

g. A record of any decision, and the reasons therefore, to permit investments in IPOs and Limited Offerings shall be preserved for at least 5 years after the end of the fiscal year in which the approval was granted.

h. A copy of each report made pursuant to Section 8 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

i. Copies of all records required under Section 10 of this Code must be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

j. The Adviser shall maintain all investment company records as required by the Investment Company Act of 1940 Rule 31a- 2 for a period of no less than six years.

h. The Adviser shall maintain and preserve the aforementioned records in a central location for the benefit of all Companies.

11. Sanctions. Upon discovery of a violation of this Code, the Companies may impose such sanctions as they deem appropriate including, without limitation, a letter of censure, suspension or termination of employment. Additionally, all violations of this Code which involve the portfolio securities of the Funds or material violations of this Code which involve an officer of the Funds and the sanctions imposed by the Adviser, if any, shall be reported to the Board of Trustees of the Funds.

The Board of Directors of the Adviser may in its or their discretion delegate to the Ethics Committee some or all of the responsibility for investigating and reviewing possible violations of this Code and determining appropriate sanctions therefore.

12.  Condition of Employment or Service.

a. All Access Persons shall conduct themselves at all times in the best interests of the Funds and advisory clients. Compliance with the foregoing Code shall be a condition of employment or continued affiliation with the Companies and conduct which is not in accordance therewith shall constitute grounds for the imposition of sanctions including those herein provided.

b. Each Access Person must certify through the Compliance 11 web- based monitoring system on an annual basis that he or she has read and understands this Code, has complied with the requirements therewith and all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code have been disclosed or reported.

13. Descriptive Headings/Gender/Number. Titles to Sections are intended for information purposes only. The use of any gender shall include all genders and the use of any number shall be construed as singular or plural, as the case may be.

Responsibility

Elliott Silver, Chief Compliance Officer, has the primary responsibility for the preparation, distribution, administration, periodic reviews, and monitoring our Code of Ethics, practices, disclosures, sanctions and recordkeeping.

Procedure

Great Lakes Advisors, LLC has adopted procedures to implement the firm's policy on personal securities transactions and its Code of Ethics, and conducts reviews to monitor and ensure the firm's policy is observed, implemented properly and amended, as appropriate, which include the following:

●	Formal adoption of the firm's Code of Ethics by management.
●	The Chief Compliance Officer annually distributes the current Code of Ethics to all supervised persons and to all new supervised persons upon hire.
●	Each supervised person must acknowledge receipt of the firm's Code of Ethics initially upon hire and annually. Acknowledgement records are maintained electronically using the Compliance 11 system.
●	The Chief Compliance Officer, with other designated officer(s), annually reviews the firm's Code of Ethics and updates the Code of Ethics as may be appropriate.
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The Chief Compliance Officer periodically reviews access persons' personal transactions/holdings reports. Exception reports are generated in Compliance 11 which are reviewed by the CCO or designee to ensure compliance with the Code of Ethics.

●
The Chief Compliance Officer, or his/her designee, retains relevant Code of Ethics records as required, including but not limited to, Codes of Ethics, as amended from time to time, acknowledgement/certification forms, records identifying individuals deemed to be access persons of the firm, initial and annual holdings reports, quarterly reports of personal securities transactions, violations and sanctions, among others.

●	The firm provides initial and periodic education about the Code of Ethics, and each person's responsibilities and reporting requirements, under the Code of Ethics.
●
The firm's Form ADV is periodically reviewed and amended, when necessary, reviewed by the Chief Compliance Officer to appropriately disclose a summary of the firm's Code of Ethics which includes an offer to deliver a copy of the Code upon request by an existing or prospective advisory client.

●	The Chief Compliance Officer is responsible for receiving and responding to any client requests for the firm's Code of Ethics and maintaining required records.